CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”), effective as of May 11, 2009, is entered into by and between KEYON COMMUNICATIONS a Delaware corporation, having its headquarters at 11742 Stonegate Circle, Omaha, NE (herein referred to as the “Company”), and LIVIAKIS FINANCIAL COMMUNICATIONS, INC., a California corporation (herein referred to as the “Consultant”). This agreement supercedes any prior oral or written agreements between the parties hereto.

WHEREAS, Company desires to engage the services of Consultant to represent the Company in investors’ communications and public relations with existing and prospective shareholders, brokers, dealers and other investment professionals with respect to the Company’s current and proposed activities, and to consult with the Company’s management concerning such activities.

NOW THEREFORE, in consideration of the mutual obligations contained herein, the parties agree as follows:

1)

Term and Termination of Consultancy. The Company hereby agrees to retain the Consultant to act in a consulting capacity to the Company, and the Consultant hereby agrees to provide services to the Company commencing on the effective date and ending May 10, 2010, provided however, that this Agreement may be terminated by the Company at any time prior to the Termination Date.

2)	Duties of Consultant. The Consultant agrees that it will generally provide the following consulting services:
a)	Assist the Company in raising capital through introductions (it is understood the Consultant is not an “Investment banking” firm);

b)

Consult and assist the Company in developing and implementing appropriate plans and means for presenting the Company and its business plans, strategy and personnel to the financial community, establishing an image for the Company in the financial community, and creating the foundation for subsequent financial public relations efforts;

c)	Introduce the Company to the financial community;

d)

With the cooperation of the Company, maintain an awareness during the term of this Agreement of the Company’s plans, strategy and personnel, as they may evolve during such period, and consult and assist the Company in communicating appropriate information regarding such plans, strategy and personnel to the financial community;

e)

Assist and consult with the Company with respect to its (i) relations with stockholders, (ii) relations with brokers, dealers, analysts and other investment professionals, and (iii) financial public relations generally;

f)

Perform the functions generally assigned to stockholder relations and public relations departments in major corporations, including responding to telephone and written inquiries (which may be referred to the Consultant by the Company); preparing reports and other communications with or to shareholders, the investment community and the general public; consulting with respect to the timing, form, distribution and other matters related to such, reports and communications; and, at the Company’s request and subject to

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the Company’s securing its own rights to the use of its names, marks, and logos, consulting with respect to corporate symbols, logos, names, the presentation of such symbols, logos and names, and other matters relating to corporate image;

g)	Upon the Company’s direction and approval, disseminate information regarding the Company to shareholders, brokers, dealers, other investment community professionals and the general investing public;

h)

Upon the Company’s approval, conduct meetings, in person or by telephone, with brokers, dealers, analysts and other investment professionals to communicate with them regarding the Company’s plans, goals and activities, and assist the Company in preparing for press conferences and other forums involving the media, investment professionals and the general investment public;

i)

At the Company’s request, review business plans, strategies, mission statements budgets, proposed transactions and other plans for the purpose of advising the Company of the public relations implications thereof; and,

j)	Otherwise perform as the Company’s consultant for public relations and relations with financial professionals.

3)

Allocation of Time and Energies. Consultant agrees to perform and discharge faithfully the responsibilities which may be assigned to the Consultant from time to time by the officers and fully authorized representatives of the Company in connection with the conduct of its financial and public relations and communications activities, so long as such activities are in compliance with applicable securities laws and regulations. Although no specific hours-per-day requirement will be required, Consultant agrees that it will perform the duties set forth in this Agreement in a diligent and professional manner It is explicitly understood that Consultant’s performance of its duties hereunder will in no way be measured by the price of the Company’s common stock, nor the trading volume of the Company’s common stock. It is also understood that the Company is entering into this Agreement with the Consultant, and not any individual member of the Consultant. Consultant will not be deemed to have breached this agreement if any member, officer or director of Consultant leaves the firm or dies or becomes physically unable to perform any meaningful activities during the term of the Agreement, provided the Consultant otherwise performs its obligations under this Agreement.

4)	Compensation. As full and complete compensation for undertaking this engagement and for performance the services described in herein, the Company shall:
a)	Issue and deliver to Consultant an aggregate of 1,880,000 fully paid and non-assessable shares of restricted common stock of the Company, at a price of $0.00 per share (the “Shares”), and in addition:
Michael Bayes: Two hundred Thousand (200,000) shares, at a price of $0.00 per share fully paid and non-assessable restricted common stock of the Company.
Paul Cicco: Twenty Thousand (20,000) shares, at a price of $0.00 per share fully paid and non-assessable restricted common stock of the Company.

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Vickie Marinovich: Ten Thousand (10,000) shares, at a price of $0.00 per share fully paid and non-assessable restricted common stock of the Company.

Lori White: Ten Thousand (10,000) shares, at a price of $0.00 per share fully paid and non-assessable restricted common stock of the Company.

b)	Shares will be issued at commencement of agreement and will be immediately vested.

c)

Holding period. It is understood by and between the Consultant and the Company that in exchange for the Company’s delivery of Shares, the Consultant shall refrain from selling the Shares on an exchange for a period of one year from the delivery of the Shares.

If during the term of this agreement, the Company is acquired or merged with another entity and holders of the voting stock of the Company before such merger or acquisition hold less than 50% of the voting stock of the Company or its successor following such merger or acquisition, or substantially all of the Company’s assets are acquired (each, a “Change of Control”), Consultant shall retain and will not be requested by the Company to return any of the Shares.

The Company warrants that all Shares issued to Consultant pursuant to this Agreement shall have been validly issued and that the issuance of the Shares to Consultant shall have been duly authorized by the Company’s board of directors.

Consultant acknowledges that the Shares are not and will not be registered under the Securities Act of 1933, and accordingly are “restricted securities” within the meaning of Rule 144 of the Act. As such, Shares may not be resold or transferred unless the Company has received an opinion of counsel reasonably satisfactory to the Company that such resale or transfer is exempt from the registration requirements of that Act. Legends to such effect shall be placed on the Shares. Consultant understands that the Company does not have an obligation to register Shares.

In connection with the acquisition of Shares hereunder, the Consultant represents and warrants to the Company, to the best of its/his knowledge, as follows:

Consultant acknowledges that the Consultant has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representative of the Company concerning an investment in the Shares, and any additional information which the Consultant has requested.

Consultant’s investment in restricted securities is reasonable in relation to the Consultant’s net worth, which is in excess of ten (10) times the Consultant’s cost basis in the Shares. Consultant has had experience in investments in restricted and publicly traded securities, and Consultant has had experience in investments in speculative securities and other investments which involve the risk of loss of investment. Consultant acknowledges that an investment in the Shares is speculative and involves the risk of loss. Consultant has the requisite knowledge to assess the relative merits of this investment without the necessity of relying upon other advisors, and Consultant can afford the risk of loss of his entire investment in the Shares. Consultant is (i) an accredited investor, as that term is defined in Regulation D promulgated

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under the Securities Act of 1933, and (ii) a purchaser described in Section 25102 (f) (2) of the California Corporate Securities Law of 1968, as amended.

Consultant is acquiring the Shares for the Consultant’s own account for long-term investment and not with a view toward resale or distribution thereof except in accordance with applicable securities laws.

5)

Non-Assignability of Services and the Effect of a Merger. Consultant’s services under this contract are offered to the Company only and may not be assigned by Company to any third party, except in the event that the Company is acquired or merged with another entity and holders of the voting stock of Company or its successor following such merger or acquisition hold less than 50% of the voting stock of the Company or it’s successor following such merger or acquisition, or substantially all of the Company’s assets are acquired (each a “Change of Control”).

6)

Expenses. Consultant agrees to pay for all its expenses (phone, mailing, labor, etc.), other than extraordinary items (travel required by/or specifically requested by the Company, luncheons or dinners to large groups of investment professionals, mass faxing to a sizable percentage of the Company’s constituents, investor conference calls, print advertisements in publications, etc.) approved by the Company prior to it incurring an obligation for reimbursement.

7)

Indemnification of Consultant by Company. The Company represents and warrants that all written communications from authorized Company personnel furnished to Consultant by the Authorized Company Personnel with respect to financial affairs, operations, profitability and strategic planning of the Company (“Information”) are accurate and Consultant may rely upon the accuracy thereof with out independent investigation. Except in the event for any third-party litigation, including any damages, liability, cost and reasonable attorney’s fees arising from the Consultant’s gross negligence or willful misconduct, the Company will protect, indemnify and hold harmless Consultant against any litigation including any damages, liability, cost and reasonable attorney’s fees as incurred with respect thereto resulting from Consultant’s communication or dissemination of any said Information provided Consultant gives the Company immediate notice of any such claim and gives control of the defense and settlement of any such claim to the Company.

8)

Representations of Consultant. Consultant represents that it is not required to maintain any licenses and registrations under federal or any state regulations necessary to perform the services set forth herein. Consult represents that the performance of the services set forth under this Agreement will not violate any rule or provision of any regulatory agency having jurisdiction over Consultant. Consultant represents that to the best of its knowledge, Consultant and its officers and directors are not the subject of any investigation, claim, decree or judgment involving any violation of the SEC or securities laws. Consultant further represents and warrants that it is not a securities Broker Dealer or a registered investment advisor. Company acknowledges that, to the best of its knowledge, it has not violated any rule or provision of any regulatory agency having jurisdiction over the Company. Company represents that, to the best of its knowledge, Company is not the subject of any investigation, claim, decree or judgment involving any violation of the SEC or securities laws.

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9)

Status as Independent Contractor. Consultant’s engagement pursuant to this Agreement shall be as an independent contractor, and not as an employee, officer or other agent of the Company. Neither party to this Agreement shall represent or hold itself out to be the employer or employee of the other. Consultant further acknowledges the consideration provided hereinabove is a gross amount of consideration and that the Company will not withhold from such consideration any amounts as to income taxes, social security payments or any other payroll taxes. All such income taxes and other such payment shall be made or provided for by consultant and the Company shall have no responsibility or obligations regarding such matters. Neither the Company nor the Consultant possesses the authority to bind the other party in any agreements without the express written consent of the entity to be bound.

10)

Attorney’s Fees. If any legal action or any arbitration or other proceeding is brought for the enforcement or interpretation of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with or related to this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other reasonable costs incurred in connection with such action or proceeding, in addition to any other relief to which it may be entitled.

11)	Waiver. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.
12)

Choice of Law, Jurisdiction and Venue. This Agreement shall be governed by, construed and enforced in accordance with either the laws of the State of California or of the State of Nevada. The parties agree that San Francisco County, California or Clark County, Nevada shall be the venue of any dispute.

13)

Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the alleged breach thereof, or relating to Consultant’s activities or remuneration under this Agreement, shall be settled by binding arbitration in either San Francisco, California or Las Vegas, Nevada, in accordance with customary rules of arbitration and any judgment on an award rendered by the arbitrator(s) shall be binding on the parties and may be entered in any court having jurisdiction of such matters.

14)

Complete Agreement. This Agreement contains the entire understanding of the parties relating to the subject matter hereof. This Agreement may be modified only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

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In witness whereof, the parties affix their signatures:

“Company”	KEYON COMMUNICATIONS HOLDINGS, INC.

Date:	By:
Jonathan Snyder, CEO

“Consultant”	LIVIAKIS FINANCIAL COMMUNICATIONS, INC.

Date:	By:
John Liviakis, CEO

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